Exhibit 10.10

[Fox Cable Networks Letterhead]*

January 15, 2007

International Fight League, Inc.
424 West 33rd Street, Suite 650
New York, NY  10001
Attn:  Gareb Shamus, Chairman & CEO

Re:          Letter of Intent

Ladies and Gentlemen:

This binding letter of intent between International Fight League, Inc., a Delaware corporation (“IFL”), and Fox Cable Networks, Inc. (“Fox”) and MyNetworkTV, Inc., a Delaware corporation (“MNTV” and, together with Fox, the “Fox Entities”), including Exhibit A hereto, sets forth certain terms on and conditions under which the Fox Entities and IFL propose to create, promote and distribute IFL mixed martial arts (“MMA”) content for television and other media.

Promptly following execution of this letter of intent by IFL (the “Commencement Date”), the Fox Entities and IFL shall commence good faith negotiations of definitive agreements in respect of the transactions contemplated hereby (the “Definitive Agreements”), including without limitation a telecast rights agreement, broadcast rights agreement, warrant agreement, master services agreement and limited liability company operating agreement.  The Definitive Agreements shall contain provisions consistent with the terms set forth in Exhibit A to this letter of intent, including customary representations and warranties (including the representations and warranties of IFL set forth in the Securities Purchase Agreement dated as of December 22, 2006, by and among IFL and each purchaser identified therein (the “2006 SPA”)), covenants and indemnities.  The Fox Entities and IFL shall continue to negotiate the Definitive Agreements in good faith until the first to occur (the date of such occurrence, the “Expiration Date”) of (a) the full execution and delivery of the Definitive Agreements, (b) the mutual consent of the parties to terminate negotiations, (c) termination of this letter of intent by Fox pursuant to the immediately following paragraph, and (d) March 15, 2007.  The obligations of the IFL and the Fox Entities set forth in or arising from this letter of intent are intended to be binding upon the parties, and each of the parties shall be entitled to the rights provided to it by such provisions; provided, however that none of the parties shall be obligated to consummate the transactions contemplated hereby except pursuant to the Definitive Agreements.

*  Certain Confidential Information in this exhibit has been omitted and separately filed with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

IFL shall give Fox and its counsel, accountants and other representatives full and prompt access to IFL’s books of account, contracts and other records, management, accountants, attorneys and financial advisors and shall promptly provide to Fox and its representatives all documents and information regarding IFL that Fox or its representatives may reasonably request so that Fox and its representatives may investigate any and all aspects of the business, prospects and financial condition of IFL.  IFL shall use all reasonable efforts to ensure that the documents and information provided to Fox and its representatives, as well as all documents and information previously provided to Fox or any of its representatives, are materially complete and accurate.  Fox shall not be required to execute the Definitive Documents and may terminate this letter of intent, if (a) Fox determines that (i) any of the representations and warranties set forth in the 2006 SPA was not materially true and correct when given and/or is not materially true and correct as of the date hereof, as if such representations and warranties were given as of the date hereof, (ii) any of the reports or other documents filed or submitted by IFL with the Securities and Exchange Commission contains any statement that is materially misleading or omits any statement therein necessary to render the statements made therein not materially misleading, or (iii) IFL does not have sufficient and appropriate rights to the assets, intellectual property and other rights to provide Fox with the full benefits of its rights hereunder and the transactions contemplated hereby, and (b) Fox delivers notice of termination of this letter of intent to IFL on or before January 31, 2007.

From the Commencement Date through the Expiration Date, IFL shall not, and shall cause its affiliates, representatives and stockholders (collectively with IFL, the “Restricted Persons”) not to, engage in any discussions or negotiations with any person other than Fox and its affiliates regarding any telecast or other distribution rights in respect of IFL regular season events (“Distribution Rights”).  During such period, none of the Restricted Persons shall (a) provide (or cause any person to provide) to any other person any non-public information regarding IFL in connection with the potential grant by IFL of Distribution Rights, (b) deliver (or cause any person to deliver) to any other person any proposal for consideration of a grant by IFL of Distribution Rights or (c) otherwise indicate to any person other than Fox and its affiliates that IFL or any of the Restricted Persons is open to granting Distribution Rights to any person.  For purposes of this letter of intent, the term “person” shall include a natural person, corporation, partnership and any other entity or group.

Fox and IFL are parties to the Confidentiality Letter dated December 1, 2006 (the “Confidentiality Letter”), the provisions of which are in full force and effect and remain unchanged by this letter of intent.  Each of Fox and IFL acknowledge and agree that the existence and terms of this letter of intent, including Exhibit A hereto, reflect the fact that discussions or negotiations concerning the Transaction (as defined in the Confidentiality Letter), as well as the status thereof and, accordingly, that disclosure of the existence and/or any terms of this letter of intent is prohibited by the Confidentiality Letter.

None of the rights of either party hereunder may be assigned, nor may any of the obligations of either party hereunder be delegated, without the prior written consent of the other

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party; provided, however, that Fox may assign its rights or delegate its obligations hereunder to any of its affiliates without the prior written consent of IFL.

This letter of intent, the rights and obligations of the parties hereto and any claims or disputes relating hereto shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).  Each of the parties hereto consents to the non-exclusive jurisdiction of the state and federal courts located in New York County, New York, which courts shall have jurisdiction to adjudicate all matters arising under or relating to this letter of intent, the attached Term Sheet and the transactions contemplated hereby and thereby.

                To confirm that the foregoing, including Exhibit A hereto, reflects your understanding and agreement, please sign two copies of this letter of intent and return one to the undersigned at your earliest convenience.

                We look forward to building a mutually beneficial and long-term business relationship with the International Fight League.

Very truly yours,

/s/ Rita Tuzon

Rita Tuzon
Executive Vice President and General Counsel

Accepted and agreed as of the 15th day of January, 2007:

MyNetworkTV, Inc.

By:	/s/ Marisa Fermin
Name:	Marisa Fermin
Title:	signatory

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Accepted and agreed as of the 15th day of January, 2007:

By:	/s/ Gareb Shamus
Name:	Gareb Shamus
Title:	CEO

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EXHIBIT A

I. FSN Distribution Agreement	Between Fox Sports Net, Inc. (“FSN”) and IFL

a. Distribution Rights

“Distribution Rights” shall include all forms of media distribution, in any and all languages, including without limitation standard over-the-air television (“Standard Television”) and cable/satellite distribution, but excluding radio (terrestrial and satellite), home video, online/Internet, broadband and mobile/wireless distribution; provided, however, that for purposes of this agreement, IPTV shall not be excluded from Distribution Rights. FSN shall have the right to sublicense any or all of the Distribution Rights within the FSN Exclusive Territory (as defined below) from time to time to any affiliate of Fox, in FSN’s sole discretion.

b. Distribution

Each year of the Term (as defined below), FSN shall retain exclusive Distribution Rights (including sublicense rights to any and all Fox affiliates) to no less than eleven (11) IFL team events, which events, each year of the Term, shall include all IFL regular season and playoff and championship mixed martial arts (“MMA”) matches (each, a “Scheduled Core Event”), within the United States, its territories, possessions, commonwealths and military installations (the “FSN Exclusive Territory”); provided, however, that MyNetworkTV (“MNTV”) shall retain the specific Standard Television rights described below in Part II.a. Each Scheduled Core Event shall create two (2) one-hour Programs (as defined below) (i.e., in 2007, IFL shall deliver twenty-two (22) Programs in accordance with Part I.i. below). Each subsequent year of the Term, FSN shall retain exclusive Distribution Rights within the FSN Exclusive Territory to all Scheduled Core Events consistent in type (i.e., all regular season and playoff MMA matches, including all IFL championship event(s)) with those scheduled for the 2007 IFL season.

Fox (on behalf of all Fox affiliates) shall retain an exclusive right of first refusal to acquire exclusive Distribution Rights to any additional MMA events controlled and/or created by the IFL (e.g., grand prix events). Fox and IFL shall negotiate confidentially, exclusively and in good faith for a period of fifteen (15) business days in connection with the terms and conditions upon which Fox may acquire such exclusive Distribution Rights to any such additional IFL event(s). If Fox (on behalf of any Fox affiliate) declines to license any such event, IFL shall be free to thereafter license Distribution Rights within the FSN Exclusive Territory to such event to any other network, channel or programming service on the same or more favorable terms to IFL as those offered to Fox in connection with such event; provided, however, that Fox shall have the right to match any offer made by or to any third party in connection with such event which offer is less favorable to IFL than the terms offered or otherwise proposed to Fox (“Right to Match”). Fox will exercise its Right to Match within ten (10) days of Fox’s receipt of written notice of the above-referenced third party offer.

Notwithstanding the foregoing, in connection with one (1) IFL grand prix event per year of the Term (as designated by Fox), Fox’s Right to Match shall extend to any third party offer, including any less favorable offer, like offer, and more favorable offer made by or to any such third party in connection with such event. Any such additional IFL event licensed by Fox (each, an “Additional Event”) shall be produced and distributed by Fox, including any Fox-affiliated entity (e.g., FSN, MyNetworkTV), upon terms and conditions to be mutually determined by Fox and IFL.

c. Video on Demand (“VOD”)

During the Term, FSN shall retain the exclusive right, within the FSN Exclusive Territory, to distribute new and past IFL events via all forms of VOD, including, without limitation, subscription VOD (“SVOD”).

During the Term, FSN shall retain exclusive VOD/SVOD distribution rights to the Scheduled Core Events, including, without limitation, the Programs, and the annual PPV Event (as defined below), or any portion thereof, as well as any Shoulder Programming and IFL Ancillary Programming (each, as defined below) produced by FSN. In addition, Fox shall have access to IFL’s complete programming/video library and, in its sole discretion, may redistribute any of such programming via VOD/SVOD. During the Initial Term, FSN shall retain any and all revenues, as well as any other non-cash consideration, received in connection with VOD distribution of the above-described programming. During the First Option Period and Second Option Period (each, as defined below), if any, FSN and IFL shall negotiate in good faith with respect to terms upon which IFL may share in any net cash consideration (net of FSN production and distribution costs) received by FSN in connection with VOD distribution of any IFL-specific program offering (i.e., any VOD offering consisting solely of IFL content and not coupled with any other sports content) as negotiated by FSN in good faith; provided, however, that any IFL share shall not exceed 20% of net cash consideration received by FSN.

d. Pay-Per-View (“PPV”)

IFL shall license to FSN exclusive PPV rights to one (1) MMA event per year (each, a “PPV Event”), to be mutually-agreed upon by FSN and IFL prior to the selection of any IFL-controlled PPV MMA event by any other third party rights holder.FSN shall retain exclusive PPV distribution rights to each such PPV Event, including exclusive live PPV distribution rights as well as the exclusive right to redistribute each such PPV Event, and any portion thereof, via any form of Distribution Rights, within the FSN Exclusive Territory, for the duration of the Term.FSN shall produce the PPV Event telecasts at its sole cost and expense, including, without limitation, all venue and talent costs. FSN shall retain all revenues in connection with the distribution of the PPV Event telecasts.

e. International Rights

During the Term, Fox (on behalf of all Fox affiliates) shall retain an exclusive right of first refusal to acquire exclusive Distribution Rights (excluding standard over-the-air distribution) in Latin America and the Middle East (the “International Rights”). In the event that IFL determines to offer International Rights, Fox and IFL shall negotiate confidentially, exclusively and in good faith for a period of fifteen (15) business days in connection with the terms and conditions upon which Fox may acquire the International Rights.

If Fox declines to license the International Rights or Fox and IFL cannot otherwise negotiate mutually agreeable terms for the International Rights, IFL shall be free thereafter to license International Rights to any other person or entity on the same or more favorable terms to IFL as those offered to Fox; provided, however, that Fox shall have the right to match any offer made by or to any third party in connection with any International Rights, if the offer is less favorable to IFL than the terms offered or otherwise proposed to Fox (“International Right to Match”). Fox will exercise its International Right to Match within ten (10) days of Fox’s receipt of written notice of the above-referenced offer.

f. Scheduling

FSN shall initially clear each Program on Fridays at 11:00 p.m. local time, or within any more favorable time slot as may be mutually agreed upon by and between FSN and IFL, subject to time slot availability, clearance opportunities, and other FSN contractual obligations. FSN shall use commercially reasonable efforts to clear each Program a minimum of two (2) times (including the above-referenced initial Friday telecast) as part of the FSN programming service, with clearance in a minimum of 50 million homes, subject to FSN’s standard distribution terms and conditions. In the event FSN is unable to clear the Programs on the FSN programming service, FSN shall provide like or more favorable distribution in connection with such Program(s) on a Fox-affiliated network, channel or programming service. During the Term, FSN shall retain the exclusive right, but no obligation, to re-telecast, within the FSN Exclusive Territory, any Program, or any portion thereof, in accordance with the Distribution Rights set forth above.

FSN shall provide on-air promotion for the Programs in a manner generally consistent with FSN’s promotion of other MMA programming on the FSN programming service.

g. Consideration to IFL

During the Initial Term, in connection with each full Program telecast, including any re-purposing, but excluding any Standard Television distribution of such Program, FSN shall provide IFL with [*] of promotional/advertising inventory and a mutually agreeable number of billboards for the promotion of products and services of advertisers solicited by IFL, or for promotion of the IFL and/or IFL initiatives (collectively, “IFL Inventory”), subject to FSN’s standard commercial/promotional guidelines and regulations. During the First Option Period, if any, total IFL Inventory shall increase to [*], and during the Second Option Period, if any, total IFL Inventory shall increase to [*]. IFL Inventory may not promote or otherwise reference any other network, channel or programming service and may not compete with any exclusive FSN in-Program sponsors. IFL shall not allocate Program exclusivity (e.g., category exclusivity to any automobile advertiser, etc.) to any IFL advertiser or sponsor. For each replay of any Program that

*  Confidential Information in this exhibit has been omitted and separately filed with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

is edited or otherwise condensed to a shorter duration, the number of: 30 units and billboards allocated to IFL shall be reduced proportionately.

h. Term

The initial term shall extend for three (3) years commencing January 1, 2007 (the “Initial Term”).  Thereafter, Fox shall retain two (2) consecutive, unilateral three (3)-year options to extend the Initial Term, excluding rights set forth in Part I.e. hereof (Additional International Networks) (each, an “Option”).  The three (3)-year period commencing January 1, 2010 and ending December 31, 2012 shall be referred to herein as the “First Option Period” and the three (3)-year period commencing January 1, 2013 and ending December 31, 2015 shall be referred to herein as the “Second Option Period.”  Fox shall provide written notice to IFL of its intent to exercise its Option rights at least 120 days  prior to the end of the Initial Term and the First Option Period, if any, and as the case may be, subject to Fox’s right to terminate this agreement in the event the quality and/or nature of the IFL and the Scheduled Core Events is materially different from that of the IFL and its events during the 2006 IFL season.  Fox’s rights and obligations to distribute IFL programming, including the Programs, Shoulder Programming, IFL Ancillary, and the PPV Events, during the First Option Period and the Second Option Period, in each case, if any, shall be in accordance with the terms and conditions set forth herein.

For purposes of this agreement, “Term” shall refer to the Initial Term as extended by the First Option Period and Second Option Period, as applicable.

In the event Fox does not exercise an Option in accordance with the foregoing terms, Fox shall retain a first negotiation right with respect to IFL programming consistent with that described herein, and in accordance therewith, Fox and IFL shall negotiate exclusively, confidentially and in good faith for a period of thirty (30) days in connection with terms and conditions upon which Fox may acquire rights to distribute IFL-related programming after the expiration of the Initial Term or the First Option Period, as the case may be.  Fox shall retain a first negotiation right (for a period of 30 days), beginning no later than 90 days prior to the end of the Second Option Period, as applicable.

i. Programming/Production

1. Scheduled Core Events

During each year of the Term, IFL shall provide FSN with two (2) fully-produced, sixty (60) -minute (44:21 of broadcast time), English language programs for each Scheduled Core Event, representing a season of Scheduled Core Events (each, a “Program”).  IFL shall deliver twenty-two (22) Programs in connection with the 2007 IFL season.  IFL shall provide each Program, inclusive of IFL Inventory, to FSN for approval in accordance with FSN’s standard programming guidelines and regulations no later than four (4) days prior to the initial scheduled telecast, provided that the Programs shall be consistent with those produced by IFL and distributed by FSN during the 2006 IFL season.  FSN shall retain the right to modify, condense or otherwise re-purpose any Program (e.g., highlight programming, “best of” programming, etc.) for distribution in accordance with the terms set forth above.  Any cost or expense incurred in connection with such Program modification or re-purposing shall be assumed by FSN.

In connection with each Program, IFL shall provide FSN with any and additional interviews, B-roll footage and video, as reasonably requested by FSN, which materials may be distributed by FSN in accordance with the terms and conditions set forth above (i.e., Distribution Rights and VOD/SVOD within the FSN Exclusive Territory).

2. Shoulder/IFL-Related Programming

During the Term, FSN shall retain the exclusive right, exercisable in its sole discretion, to produce and distribute, and/or cause the distribution of, in accordance with the Distribution Rights set forth above, and within the FSN Exclusive Territory, shoulder programming in connection with each Program and each PPV Event (e.g., pre-event programming, post-event highlight programming; collectively, “Shoulder Programming”). In addition, FSN shall retain the exclusive right during the Term, exercisable in its sole discretion, to produce and distribute, and/or cause the distribution of, within the FSN Exclusive Territory, additional IFL-related programming (e.g., magazine shows, fighter profiles, press conference programming, etc.), other than programming produced in connection with additional IFL events (other than the Scheduled Core Events) not licensed by Fox in accordance with the terms set forth above (collectively, “IFL Ancillary Programming”) and other than alternative programming (i.e., reality, game show programming) produced by IFL. IFL shall provide Fox with the existing IFL video library, including footage of past IFL events and any other IFL-related programming, and reasonable access to IFL fighters and facilities to enable Fox to produce the above-described Shoulder Programming and IFL Ancillary Programming.FSN shall retain exclusive Distribution Rights to all Shoulder Programming and IFL Ancillary Programming produced by FSN during the Term; provided, however, that FSN shall make all such Shoulder Programming and IFL Ancillary Programming available to the LLC (as defined below) in exchange for a mutually agreeable production contribution to be applied by FSN against the production costs incurred in connection with such Shoulder Programming and IFL Ancillary Programming, as applicable; provided further, however, that IFL shall retain no distribution rights (other than as set forth above with respect to the LLC) to the Shoulder Programming and the IFL Ancillary

Programming at any time. FSN shall not enter into any contractual arrangement or agreement with any athlete or coach under contract to IFL without IFL’s prior consent, such consent not to be unreasonably withheld or delayed. The Shoulder Programming and IFL Ancillary Programming shall not unreasonably portray IFL in a negative light.

Notwithstanding the exclusive Distribution Rights granted to FSN as set forth herein, IFL shall be permitted to utilize up to eight (8) minutes of video content per Program in connection with any alternative programming (i.e., reality, game show programming, etc.).

3. Production Consulting

FSN shall provide production consulting services to IFL with respect to the Programs, as reasonably requested by IFL, provided that FSN shall not be responsible for any clearance or other licenses in connection with the Programs.

4. Production Costs

During the Initial Term, IFL is solely responsible for all costs and expenses related to the Scheduled Core Events and the production of each Program, including, without limitation, all clearances and licenses and all associated union/guild fees (collectively, “Program Production Costs”). During the First Option Period, if any, IFL shall remain solely responsible for all costs and expenses related to the Scheduled Core Events, provided that, in connection with each Program, FSN shall contribute [*] against the Program Production Costs incurred by IFL. During the Second Option Period, if any, IFL shall remain solely responsible for all costs and expenses related to the Scheduled Core Events, provided that, in connection with each Program, FSN shall contribute [*] against the Program Production Costs incurred by IFL. In connection with the First Option Period and Second Option Period, IFL shall provide FSN with a break-down of

*  Confidential Information in this exhibit has been omitted and separately filed with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

all Program Production Costs, as reasonably requested by FSN.

FSN shall bear all costs and expenses related to the production of any Shoulder Programming and any IFL Ancillary Programming, including all clearances and licenses for any video or audio materials not provided by IFL.

FSN shall bear all incremental production expenses for the creation of any VOD content (in addition to the Programs).

FSN shall bear all costs and expenses related to production of any non-English language telecast of the Scheduled Core Events, the PPV Events, the Shoulder Programming and any IFL Ancillary Programming.

In the event FSN requests that the Programs, or any of them, be delivered in a high-definition format, FSN shall assume any additional costs incurred by IFL in connection with such request.

j. Signage

Fox shall receive (on behalf of FSN and all other Fox affiliates, in Fox’s discretion) prominent event signage at all IFL events, consistent with signage received by Fox/FSN during the 2006 IFL season. All hard costs associated with such signage shall be borne by FSN. In connection with the Scheduled Core Events, any Additional Events and the PPV Events, IFL shall not provide camera-visible signage to any other network, channel or programming service, other than FSN or a Fox-designated network, channel or programming service.

II. MyNetworkTV Distribution Agreement	Between MyNetworkTV (“MNTV”) and IFL

a. Distribution

Each year of the MNTV Term (as defined below), MNTV shall retain exclusive Distribution Rights (including sublicense rights to FSN) to the MNTV Programs (as defined below) within the United States, its territories, possessions, commonwealths and military installations (the “MNTV Exclusive Territory”). Subject to customary network cutbacks and cancellation rights, MNTV hereby orders 22 MNTV Programs.

b. Scheduling	MNTV shall coordinate with FSN to ensure that the telecast of the MNTV Program does not conflict with FSN’s telecast of the Programs.

c. Consideration to IFL

During the Initial MNTV Term (as defined below), MNTV shall pay IFL $50,000 for the initial telecast of each MNTV Program telecast on MNTV and, if MNTV repeats such MNTV Program, $20,000 for the second telecast of such MNTV Program. During the First MNTV Option Period (as defined below), if any, MNTV shall pay IFL [*] for the initial telecast of each MNTV Program telecast on MNTV and, if MNTV repeats such MNTV Program, [*] for the second telecast of such MNTV Program. During the Second MNTV Option Period (as defined below), if any, MNTV shall pay IFL [*] for the initial telecast of each MNTV Program telecast on MNTV and, if MNTV repeats such MNTV Program, [*] for the second telecast of such MNTV Program.

In addition to such cash payments, during the Term, MNTV shall provide IFL, during each telecast of the MNTV Programs, [*] of promotional/advertising inventory and a mutually agreeable number of promotional elements in each full MNTV Program telecast (collectively, “MNTV IFL Inventory”) for the promotion of products and services of advertisers solicited by IFL, or for promotion of the IFL and/or IFL initiatives, subject to MNTV’s standard commercial/promotional guidelines and regulations. Unless otherwise agreed by MNTV, MNTV IFL Inventory may not promote or otherwise reference any other network, channel or programming service and

*  Confidential Information in this exhibit has been omitted and separately filed with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

may not compete with any exclusive MNTV in-program sponsors. For each replay of any MNTV Program that is edited or otherwise condensed to a shorter duration, the number of :30 units and promotional elements allocated to IFL shall be reduced proportionately. In the event that MNTV does not telecast any MNTV Program timely delivered to MNTV by IFL, MNTV will make available to IFL [*] units of promotional/advertising time during a reasonably equivalent time slot, for the MNTV IFL Inventory that would have been inserted in each such MNTV Program.

d. Term

The initial term shall extend for one (1) year commencing with the initial telecast by MNTV of the first MNTV Program during 2007 (the “Initial MNTV Term”). Thereafter, MNTV shall retain two (2) consecutive, unilateral one (1)-year options (together, the “MNTV Options”) to extend the MNTV Initial Term for one year each (the “First MNTV Option Period” and the “Second MNTV Option Period” respectively); provided that the MNTV Option in respect of the Second MNTV Option Period shall terminate, if MNTV does not exercise the MNTV Option in respect of the First MNTV Option Period.

MNTV shall provide written notice to IFL of its intent to exercise its MNTV Option rights at least 90 days prior to the end of the then current term, provided that MNTV shall have the right to terminate the agreement earlier in the event the quality and/or nature of the IFL and the Scheduled Core Events is materially different from that of the IFL and its events during the 2006 IFL season.

For purposes of this agreement, “MNTV Term” shall refer to the Initial Term as extended by the First Option Period and

*  Confidential Information in this exhibit has been omitted and separately filed with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

Second Option Period, as applicable.

Provided that FSN has exercised its Option in respect of the First Option Period, or is in the process of good faith negotiations with IFL in respect of the First Option Period, beginning no later than 90 days prior to the scheduled termination of the Term, MNTV shall retain a first negotiation right with respect to IFL programming consistent with that described herein, and in accordance therewith, MNTV and IFL shall negotiate exclusively, confidentially and in good faith for a period of thirty (30) days in connection with terms and conditions upon which MNTV may acquire rights to distribute IFL-related programming after the expiration of the Term (“Extended Distribution Rights”).

If MNTV declines to license the Extended Distribution Rights or Fox and IFL cannot otherwise negotiate mutually agreeable terms for the Extended Distribution Rights, IFL shall be free thereafter to license Extended Distribution Rights to any other person or entity on the same or more favorable terms to IFL as those offered to MNTV; provided, however, that MNTV shall have the right to match any offer made by or to any third party in connection with any Extended Distribution Rights, if the offer is less favorable to IFL than the terms offered or otherwise proposed to MNTV (“MNTV Right to Match”). MNTV will exercise its MNTV Right to Match within ten (10) days of MNTV’s receipt of written notice of the above-referenced offer.

e. Programming/Production

1. MNTV Programs

During each year of the Term, IFL shall provide MNTV with two (2) fully-produced, one hundred twenty (120)-minute (pursuant to MNTV format), English language programs for each Scheduled Core Event, representing a season of Scheduled Core Events (each, a “MNTV Program”). IFL shall re-purpose/edit each Program produced for FSN and produce an additional one (1) hour of ancillary/shoulder programming per show to create each MNTV Program. IFL shall provide each MNTV Program, inclusive of MNTV IFL Inventory, to MNTV for approval in accordance with MNTV’s standard programming guidelines and regulations and MNTV customary delivery requirements.

MNTV shall license its rights in the MNTV Program to FSN.

2. Production Costs	IFL is solely responsible for all costs and expenses related to the Scheduled Core Events and the production of each MNTV Program, including, without limitation, all clearances and licenses.

f. Customary Provisions	Customary MNTV provisions to apply, including network approvals, insurance and indemnification requirements.

III. Digital Rights

a. Acquisition of Digital Rights

Fox (or its designated affiliate, the “Fox JV Entity”) shall pay IFL (or the IFL affiliate that owns the Digital Rights, as defined below, the “IFL JV Entity”) $6 million for a 51% undivided interest in all digital rights to IFL content in perpetuity, whether now existing or hereafter developed (“Digital Rights”). Digital Rights shall include the right to distribute IFL content in any language, on a live or delayed basis, via any digital platform now existing or hereafter developed, including online/Internet, broadband and mobile/wireless, exclusive of VOD/SVOD, PPV distribution, on-line merchandising, and radio (terrestrial or satellite).

In connection therewith, IFL shall issue to Fox (a) Four Million Eight Hundred Thousand (4,800,000) shares of common stock of IFL (“Common Shares”) and (b) a warrant to purchase One Million Five Hundred Thousand Shares (1,500,000) shares of common stock of IFL at $1.25 per share. The warrant shall be exercisable for five years, in Fox’s discretion. The Common Shares and the shares of common stock issued upon exercise of the warrant shall be subject to demand and piggyback registration rights, subject to customary cutbacks and deferrals and subject to additional limitations on the demand registration rights during the first 12 months following the issuance of the Common Shares.

So long as Fox (together with its affiliates) owns at least 4,000,000 Common Shares, Fox shall have the right to approve any issuance of securities (other than non-convertible debt securities) by IFL to any entity set forth on Schedule 1 hereto (each, a “Specified Person”) (which schedule shall be subject to amendment by Fox on or about January 15, 2012 and each five year anniversary thereof, to include additional competitors of Fox), if such issuance would result in a Specified Person owning and/or having the right to acquire (whether absolute or conditional) more than 2,000,000 shares of common stock of IFL.

Over the course of the 45 days after execution of the letter of intent, Fox and IFL shall work together in good faith to achieve a mutually agreeable tax structure (which will include without limitation Fox considering Fox making a direct investment in IFL) for the Fox JV Entity’s acquisition of the Digital Rights and the issuance to Fox of the Common Shares and warrants described above. If after such cooperation, a mutually more beneficial tax structure is agreed upon by Fox and IFL, then the structure described above shall be replaced with such agreed upon structure.

b. Creation of Joint Venture	The Fox JV Entity and the IFL JV Entity shall create a joint venture in the form of a limited liability company (the “LLC”) for the distribution of the Digital Rights.

The IFL JV Entity shall contribute to the LLC its 49% interest in the Digital Rights, and the Fox JV Entity shall contribute to the LLC its

51% interest in the Digital Rights, in exchange for proportionate membership interests in the LLC.

Fox shall fund the cash requirements of the LLC, as established in the initial 3-year business plan approved by the Fox JV Entity and the IFL JV Entity upon formation of the LLC (the “Initial Plan”) and any subsequent budgets approved by a majority of the Board of Directors. All contributions of such funding shall be made in the form of debt (“Funding Notes”).

Sales, assignments and other transfers of the members’ respective interests in the LLC shall be subject to rights of first negotiation, rights of first refusal and restricted entity lists, to be set forth in the LLC operating agreement.

c. Management and Governance of the LLC

The Board of Directors shall consist of 2 directors appointed by Fox and 1 director appointed by the IFL JV Entity. Initially, the IFL JV Entity-designated director shall be Gareb Shamus, who shall be the initial Chairman of the Board.

The day-to-day operations of the LLC shall be managed by a general manager (the “GM”) who shall be an employee of the LLC and report to the Board of Directors. All decisions in respect of the GM, including hiring, retention and terms of employment shall be determined by a majority of the Board.

Fox shall provide all operational services to the LLC for the duration of the LLC, subject to Fox’s right to terminate the provision of any or all of such services on 90 days’ notice, in exchange for a monthly fee to be negotiated in good faith by Fox and IFL and set forth in the Definitive Documents, plus allocations of Fox’s actual costs.

Each of the Fox JV Entity and the IFL JV Entity shall have customary approval rights in respect of major decisions of the LLC affecting the members in such capacity (e.g., admission of new members, mergers, acquisitions and business combinations). The members’ approval rights shall be structured to enable News Corporation, as a parent of Fox, to consolidate the financial results of the LLC in News Corporation’s consolidated financial statements in accordance with GAAP.

In the event that no agreement to continue to televise IFL events is consummated between Fox (or any Fox-affiliated entity) and the IFL within six (6) months of the expiration or termination of the FSN distribution agreement, then IFL shall have the right to purchase all, but not less than all, of Fox’s membership interest in the LLC for fair market value.

c. Profits, Losses and Tax Items

Profits, losses and tax items to be allocated in accordance with membership interests (51% to the Fox JV Entity, 49% to the IFL JV Entity). No distributions of profits shall be made to the members at any time that any Funding Notes are outstanding.

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